Exhibit 99.2

INPUT/OUTPUT, INC. APRIL 28, 2005 CONFERENCE CALL
PREPARED REMARKS OF ROBERT P. PEEBLER,
PRESIDENT AND CHIEF EXECUTIVE OFFICER
AND
J. MICHAEL KIRKSEY,
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Jack Lascar: Thank you, operator. Good morning and welcome to the Input/Output Conference Call. We appreciate your joining us today. Your hosts today are Bob Peebler, President and Chief Executive Officer, and Mike Kirksey, Executive Vice President and Chief Financial Officer. Before I turn the call over to management, I have a few items to go over. If you would like to be on an email distribution or fax list to receive future news releases or experience a technical problem and didn’t receive yours yesterday, please call DRG&E and provide us with that information. That number is 713-529-6600. If you would like to listen to a replay of today’s call, it is available via webcast by going to the Investor Relations section of the Company’s website at www.i-o.com or via a recorded instant replay until May 5th. To use the replay feature, call area code 303-590-3000 and use the pass code 11028489.

Information reported on this call speaks only as of today, April 28, 2005, and therefore you are advised that time-sensitive information may no longer be accurate as of the time of any replay. Before we begin, let me remind you that certain statements made by management during this call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform

Act of 1995. All statements regarding the company’s expected future financial positions, segment sales, results of operations, cash flows, funds from operations, financing plans, gross margins, business strategy, budgets, projected costs and expenses, capital expenditures, competitive position, product offerings, technology developments, access to capital and growth opportunities are forward-looking statements. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by those statements.

These risks and uncertainties include the risk factors disclosed by the company from time to time in its filings with the SEC, including in its Annual Report on Form 10-K for the year ended December 31, 2004. Furthermore, as we start this call, please also refer to the statement regarding forward-looking statements incorporated in our press release issued yesterday and please note that the contents of our conference call this morning are covered by these statements.

Before I turn the call over now to Bob Peebler, I would like to invite all of you to the Analyst meeting we will be hosting on May 10 in New York at the New York Palace Hotel. Please call me at 713.529.6600 if you would like to join us.

Bob Peebler:

Good morning and thank you for joining us.

Even though we had a slow start as anticipated, we are seeing increasing strength in various business drivers. This is increasing our confidence on the year as a whole. For example, GXT ended 2004 with a lower than expected backlog of processing business, which resulted in significant spare capacity, and therefore losses for this part of their business through Q1. Since the end of last year we have seen their backlog of processing projects grow by over 400%, entering Q2 with a much stronger book of business going forward. After a few months of disappointing results, we are finally seeing GXT’s business regain a better balance between proprietary processing, multi-client surveys, and data sales which has positive implications for improving profitability for GXT as the year unfolds. In addition to increasing backlog and associated revenues, we are pleased with GXT’s progress in opening new international centers. For example, we recently opened a processing center in Venezuela, and have already started booking business. We have plans for opening two more international centers this year. We look forward to having a broader portfolio of served markets that will help smooth out the revenue base for GXT’s processing business and a broader future base of processing capability to support the emerging Full Wave imaging market.

In our Land Imaging Systems business, we are effectively sold-out on some of our more mature product-lines such as Vibrator Trucks where we are stretched to keep pace with the market. The only Q1 soft spot in our mature lines was Sensor, and that can likely be attributed to delayed orders versus any slowdown. Their pipeline still appears to be large enough to support their total 2005 plan numbers. We are also making progress with System Four, including a strategic sale in April of a high density hybrid system to an established contractor in Algeria. This was very important to us as it penetrates a market that has historically been a stronghold of our main competitor. Most importantly, we now have a land system platform in Algeria that can be expanded to support VectorSeis as we develop the demand for Full Wave via the oil companies participating in that region. We believe that the most recently approved Hydrocarbon Law for Algeria will significantly increase foreign investment, and will likely drive a large increase in seismic activity. Therefore, this is one of our key target areas for future business expansion, and establishing a beachhead is very important for us.

Another important milestone that was achieved via business development activities during the first quarter and early April was adding two new VectorSeis contractors, one in the FSU and the other covering the Mid-Continent in North America. The North American sale is an important step for our Full Wave market development activities since we have generated more Full Wave demand than the current North American contractor could cover. We now have 10 contractors who are providing VectorSeis services around the world, with 2 in North America, and the balance in international markets.

As we stated in our last conference call, one of our key short term missions is to prove that recording the Full Wave field using VectorSeis technology will ultimately replace today’s approach using arrays of geophones. Eventually we believe VectorSeis will be the sensor of choice due to improved image quality regardless of the situation. Gains on system productivity using Full Wave point receivers will also play a significant role in converting the market since costs will come down due to improved field performance. I would like to give you a brief update on some of the oil company Full Wave usage numbers that I gave during the last call. These are preliminary numbers that will be further refined during our second quarter call.

I will compare 2003, 2004, and Q1-05 Full Wave Data:

Estimated Full Wave survey expenditures were:

2003:$7.2 million

2004: $36.9 million and

First Quarter 2005: $21 million.

With $21 million already spent this year, we believe it’s a realistic expectation that we will see oil company Full Wave spending increase by over 100%.

The actual number of surveys versus dollars were:

24 surveys in 2003

40 surveys in 2004 and

16 surveys in the first quarter of 2005

We also expect the number of surveys to more than double this year, and as important, the size of the surveys appear to be increasing. Full Wave surveys in the first quarter include ones in India, Russia, China, Canada and Poland.

By our own internal estimates, I/O’s VectorSeis marketshare is still 70% or higher. We will also update those estimates as our market data improves throughout the year.

Our Marine business results were slightly down from last year, but when we back out the revenue from the VectorSeis Ocean sale in Q1 2004, the underlying business shows strong growth. The most important news for our marine business is the strong contractor activity that is driving an increase in our pipeline, even including a few large opportunities in equipping some new vessels that will likely be coming on-line over the later part of 2005 and early 2006. Interest in our new Digi-Products is also growing related to the demand for higher density, more accurate marine shooting, partially driven by our contactor customers competitive reaction to Schlumberger’s Q. Due to these factors, our pipeline is suggesting a strong second half for our Marine group.

In addition, we have made solid progress with VectorSeis Ocean, with many of the original launch issues being identified, some solved, and some in the planning stage of resolution. We anticipate that our launch partner, RXT, will finish the current job in the GOM in early summer. We will then have time to implement the engineering upgrades so RXT can get much better overall productivity on their future jobs. We are also working on enhancements that will be incorporated in our version two that we are targeting to ship in Q4 or early 2006. During this first launch phase, the Marine group has carried significant additional costs associated with supporting RXT on the current job to assure successful delivery of a quality image to the oil company customer. These efforts will carry on through this quarter, but should taper-off significantly once we finish the launch phase, hopefully by the end of Q2. We are still bullish on the ultimate market success of VSO and believe that our technical teams have turned the corner on understanding and correcting the launch issues. Putting the operational issues aside, the ocean bottom VectorSeis data appears to be excellent and should set a new standard for marine imaging.

I will now turn the call over to Mike who will give much more detail on our results for Q1.

Mike Kirksey:

Taking a look at the details of Q1, revenues were $66.8 million. With the exception of our Sensor geophone unit, all our businesses were near our revenue plan. The Sensor unit had a record year last year and is trying to duplicate that this year. Their Q1 revenue was $5 million short of plan impacting our results by about 2 cents. They will be working hard to recover that as the year progresses.
Our entire land business, both Sensor and the Land Systems Unit, had revenues of $30.6 million compared to $20.6 million a year ago. The Sensor geophone business was down $2 million year over year, resulting in all the Land revenue growth being in our systems and truck business. The gross margins in our Land Group were 22% compared to 25% last year reflecting the large percentage of vibrator trucks and other mature lower margin products in the revenue mix this year as contractors buy immediate needs to get crews working. The second quarter is indicating a more balanced mix of products with two System Four sales already shipped in April. In the Marine business, sales were $10.9 million. This included no VSO sales as our plan calls for VSO revenues in the last half of the year. Last year’s first quarter Marine revenues of $11.5 million included $3.1 million of VSO revenue. Excluding last years VSO revenue, our Marine business is up approximately 30%. This is evidence of an improving marine market. As the marine fleet worldwide increases in utilization we are starting to see more opportunities for revenue growth throughout the year. Gross margins in the Marine Group were 36% compared to 41% last year.

Our Concept Systems data management software business had revenues of $3.2 million and GXT had revenues of $20.7 million. GXT had gross margins of 16% in the first quarter, which diluted the overall margins when compared to last year. An important key for GXT going forward is the growing backlog of processing projects which grew 4X during Q1. We expect revenues and gross margins from this portion of their business to improve significantly in Q2 and beyond as GXT’s capacity is more fully utilized with processing projects.

Overall, operating expenses fell from 30% of revenue in Q1 last year to 28% this year. We expected that Q1 would be the highest percent of operating expenses for the year. As we have indicated, we expect revenues to increase through the year while expenses should remain around the $20 million level. Excluding acquisitions, operating expenses were up 21% on an increase in revenues of 27%. Almost all the increase in operating expenses were in Sales & Marketing. Specifically, China, Russia and Business Development functions in our product groups.

Many people asked us a very logical question: With all “boats rising”, why doesn’t I/O have break out earnings like some of the other seismic companies? First, you can see from our comments, the traditional Land and Marine business is growing in double digits. The Land Group is up 50%, and the traditional Marine Group products up 30%. However, as we have said many times, these mature products are feeding a vast array of next generation products currently in the early adopter market. We estimate that we will spend $20-$25 million this year on full-wave related projects and market penetration. This does not include expenditures on other next generation “non full wave” products such as next generation Marine streamer technologies and Land data management solutions. I/O is about changing the way seismic is done and we are investing heavily in this vision. We will cover this in more detail at our May 10 Analyst meeting in NYC.

A few non-recurring items in Q1 are worth noting. The wrap up of 2004 Sarbanes Oxley compliance work in Q1 increased operating expenses about $600k. Affecting gross margins, our Marine group incurred approximately $400k in our continued support of our VSO product as we work through the new product issues. Our Land Group incurred approximately $1 million in under-absorption costs resulting from the high vibrator truck revenue mix and lower incoming inventory for other products. In Q1 we had a tax benefit of approximately $1.3 million as some prior year foreign tax audits were resolved in our favor.

Turning to the balance sheet, inventory dropped slightly with a much larger drop expected in Q2 as we start to see more System shipments in our Land business. Capex for the quarter was $1.5 million. Additions to the data library were $2.7 million.

As final note, we have signed a commitment letter for a $25 million revolver. We expect to close in the next couple of weeks. We believe this facility will provide the financial flexibility needed to carry I/O for the foreseeable future.

For 2005, we continue to expect revenues to range between $320 and $365 million with much of the revenue growth coming from continued market penetration of our field acquisition systems, continued improvement of GX Technology’s overall results and a stronger overall marine seismic market. We expect sales and margins to improve as we move through the year, with full year 2005 gross margins to range between 30 percent and 35 percent. We anticipate operating expenses as a percentage of revenues to range between 23 and 28 percent during the year. As a result, we continue to anticipate 2005 earnings to range between $0.15 and $0.40 per share.

I would like to turn the call back to Bob for some closing remarks.

Bob Peebler:

I would like to say a few words about the operational side of our business. As stated in our last conference call, much of our effort in 2004 was getting the foundation pieces in-place to support our strategy. The acquisition of Concept Systems and GXT, and strengthening our balance sheet was our primary focus. This year, we have moved much more into the execution of our strategy, including refining our R&D/manufacturing to deliver better quality products, and building our global business development organization that can handle the complexities of solution selling across the imaging value chain, to both oil companies and seismic contractors, and into emerging markets. Our most recent management change, where I have taken over as acting President of our Imaging Systems Group, reflects my belief that I have unique qualifications in managing technology businesses through the early adopter stage, and getting closer to the action over the next several months should allow us to better help assure that we accomplish our 2005 goals. We have made significant progress over the last 24 month, but we still have much more we can do to improve our execution, both technical and business development, and that is where I will be spending the majority of my time.

Operator, we are now ready for questions.

AFTER THE Q&A:

We would like to thank you for taking the time to attend this conference call and look forward to seeing many of you at our analyst meeting in New York on May 10th. Thank you and goodbye.

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